Filed Pursuant to Rule 424(b)(3)
Registration No. 333-154311

PROSPECTUS SUPPLEMENT
to
PROSPECTUS DATED APRIL 3, 2009

The attached Current Report on Form 8-K (excluding the exhibits thereto), dated April 6, 2010, was filed by the registrant with the Securities and Exchange Commission, and should be read in conjunction with the Prospectus dated April 3, 2009.

The date of this Prospectus Supplement is April 6, 2010.

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act Of 1934

Date of Report (Date of earliest event reported): April 6, 2010 (March 31, 2010)

SouthPeak Interactive Corporation
(Exact Name of Registrant as Specified in its Charter)

Delaware	000-51869	20-3290391
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2900 Polo Parkway Midlothian, Virginia 23113
(Address of principal executive offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code: (804) 378-5100

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a- 12 under the Exchange Act (17 CFR 240.14a- 12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
Item 2.01 Completion of Acquisition or Disposition of Assets
Item 3.02 Unregistered Sales of Equity Securities.

On March 31, 2010, SouthPeak Interactive Corporation, a Delaware corporation (“SouthPeak”) entered into a Purchase Agreement (the “Purchase Agreement”) with Intermezzo Establishment (“Intermezzo”) and Paragon Investment Fund (“Paragon”) pursuant to which, SouthPeak acquired:

•	all of the outstanding shares of stock of IRP GmbH (“IRP”); and
•
a commitment from Paragon and Intermezzo to assign to SouthPeak, at its request, any videogame distribution or development contracts and intellectual property rights related to videogames obtained from CDV Software Entertainment AG and its affiliates that revert to Paragon, Intermezzo or any of their affiliates.

IRP’s sole asset is a videogame development contract.

As a condition of any assignment of videogame distribution or development contracts or intellectual property rights, SouthPeak shall reimburse any development funds which Paragon or Intermezzo advanced and assume responsibility for meeting future obligations associated with any related videogames.

SouthPeak purchased the shares of IRP and the commitment for future assignments from Intermezzo and Paragon in exchange for 10,000,000 shares of SouthPeak common stock, par value $.0001 (the “Common Stock), $1,200,000 in cash paid over the next eight months and payment of 10% of the net receipts (as defined in the Purchase Agreement) from sales of the IRP videogame. In addition, SouthPeak granted Intermezzo and Paragon certain customary piggyback registration rights with respect to the shares of common stock issued to them.

In addition, on March 31, 2010, pursuant to a Sale and Assignment Agreement between SouthPeak and Intermezzo, SouthPeak acquired from Intermezzo  a repayment claim against CDV Finance Schweiz, AG, of €3,700,000, plus interest accrued thereon after March 31, 2010 (the “Repayment Claim”).The Repayment Claim is a part of a larger claim held by Intermezzo against CDV Finance Schweiz, AG, represented by a promissory note in the principal amount of approximately €4,385,000 (the “Note”). CDV Software Entertainment AG, has assumed joint and several liability to pay the Note, including the Repayment Claim. In exchange for the assignment of the Repayment Claim, SouthPeak shall pay to Intermezzo approximately $500,000 in cash over the next eight months.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

Effective April 1, 2010, the Board of Directors of SouthPeak appointed Reba McDermott to serve as SouthPeak’s Chief Financial Officer. Ms. McDermott has served as SouthPeak’s interim Chief Accounting Officer since August 2009, as set forth in the Current Report on Form 8-K filed, by SouthPeak with the Securities and Exchange Commission on August 20, 2009.

Also effective April 1, 2010, Melanie Mroz ceased serving as SouthPeak’s interim Chief Financial Officer. Ms. Mroz will continue to serve SouthPeak in her capacity as its President and Chief executive Officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 6, 2010

SouthPeak Interactive Corporation

By:	/s/ Melanie Mroz
Melanie Mroz, Chief Executive Officer